Exhibit 99.1

Press Release

HEALTH & NUTRITION SYSTEMS INTERNATIONAL INC. ANNOUNCES FILING FOR CHAPTER 11 BANKRUPTCY PROTECTION

West Palm Beach, Fla, October 15, 2004 - The Board of Directors of Health & Nutrition Systems International Inc. (OTC Bulletin Board: HNNS - News) announced today that the Company has filed for protection under Chapter 11 of the United States Bankruptcy Code.  The Company is currently developing a plan of reorganization that will be submitted to the court for approval. The Company also announced it had entered into an Asset Purchase Agreement with TeeZee, Inc., which has agreed to serve as the stalking horse bidder for the operations of its main business.  TeeZee is a Florida-based company that was formed by Christopher Tisi, who currently is an employee of HNNS and was formerly its Chief Executive Officer and one of its Directors.

Under the terms of the Asset Purchase Agreement, TeeZee Inc. has offered to acquire substantially all of the assets of HNNS, in exchange for total consideration of $2,285,000, consisting of a cash payment of $350,000 and the assumption of approximately $1,935,000 of the debt of HNNS. If the plan is confirmed, and the sale takes place, the proceeds will be used by the Company to identify and facilitate its entry into a more profitable line of business, either through a merger or otherwise, with the goal of providing shareholders of HNNS with greater opportunity for long-term share appreciation.

HNS develops and markets weight management products in over 25,000 health, food and drug store locations. The Company's products can be found in CVS, GNC, Rite Aid, Vitamin Shoppe, Vitamin World, Walgreens, Eckerd and Wal-Mart. The Company's HNS Direct division distributes to independent health food stores, gyms and pharmacies. For more information, visit: http://www.hnsglobal.com.

This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such factors and risks include, among others, the risk that the Company’s plan will not be confirmed or the contemplated sale will not take place, and the availability and deployment of capital or suitable merger candidates.  The risks and uncertainties related to our business are stated in more detail in the Company's annual report on Form 10-KSB. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward-looking statements.

For more information, contact:

At the Company:

Mona Lalla, Director of Operations

Telephone:  (561) 863.8446

Email:  lallam@hnsglobal.com

Source:  Health & Nutrition Systems International, Inc.